                                                                    EXHIBIT 10.4


                                CONTROL AGREEMENT
                        (U.S. Bank National Association)


         THIS CONTROL AGREEMENT (the "Agreement") dated as of November 7, 2003, by and among U.S. Bank National Association, a national banking association, as trustee under the Indenture (as defined below) (together with its successors and assigns from time to time under the Indenture, the "Trustee"), U.S. Bank National Association, a national banking association, as disbursement agent, securities intermediary and depositary bank (together with any successor depositary bank permitted hereunder, the "Clearing Bank"), the River Rock Entertainment Authority (the "Authority"), an unincorporated instrumentality of The Dry Creek Rancheria Band of Pomo Indians of California (the "Tribe") and the Tribe (solely with respect to its obligations under Section 15). All capitalized terms not expressly defined herein shall have the meanings ascribed to them in that certain Cash Collateral and Disbursement Agreement dated as of the date hereof (the "Cash Collateral Agreement") by and among the Trustee, the Disbursement Agent, the Authority, the Tribe and Merritt & Harris, Inc., unless the context requires otherwise.

                                    RECITALS


         A. Concurrently herewith, the Authority is issuing $200,000,000 aggregate principal amount of its 9.75% Initial Senior Notes due 2011 (together with all notes issued in exchange or replacement therefor, the "Senior Notes"), pursuant to the Indenture. In addition, the Authority may issue additional senior notes (other than the Initial Senior Notes) pursuant to the Indenture in accordance with the provisions thereof (collectively with the Initial Senior Notes, the "Senior Notes").

         B. The Authority and the Tribe desire to design, develop and construct three parking structures and certain related infrastructure improvements (the "Project") upon the Tribe's reservation near Geyserville, California, to support the existing gaming facility of the Authority (the gaming facility and the Project collectively the "Facility"). The Tribe has delegated to the Authority all rights and decision-making authority with respect to the development, construction and operation of the Facility pursuant to the Authority Ordinance.

         C. The net proceeds from the issuance of the Initial Senior Notes (the "Proceeds") will be used (among other things) to repay a majority of outstanding indebtedness of the Authority, to fund the completion of the Project, to fund the settlement of litigation involving the Tribe, to fund the acquisition of and development of an access road on certain real property adjacent to the Tribe's reservation and to repay outstanding indebtedness of the Tribe.

         D. Contemporaneously with the execution of the Cash Collateral Agreement, $64,600,000 of the Proceeds will be deposited into the Construction Disbursement Account, $5,000,000 of the Proceeds will be deposited into the Dugan Property Improvements Account and $10,000,000 of the Proceeds will be deposited into the Construction Escrow Account.

         E. The parties have entered into the Cash Collateral Agreement to set forth the conditions upon which, and the manner in which, funds will be disbursed (a) from the Construction Disbursement Account to fund the Project,
(b) from the Dugan Property Improvements Account to fund the Dugan Project, (c) from the Construction Escrow Account to permit the Authority to fund cost overruns with respect to the Project to the extent that such cost overruns cannot be satisfied from the Construction Disbursement Account, and (d) from all of the accounts established thereby for the further purposes set forth therein.

         F. Assets maintained in the Construction Escrow Account, the Dugan Property Improvements Account, and the Construction Disbursement Account and are owned beneficially by the Authority, subject to the terms and conditions of the Cash Collateral Agreement.

         G. As provided in the Cash Collateral Agreement, the Authority has selected the Wells Fargo Bank, N.A. to maintain the account of the Authority in respect of the operation and management of the Facility (together with all substitutes, renewals and replacements therefor or thereof and any and all interest earned on funds therein, the "Operating Account").

         H. The Trustee and the Authority have agreed that during certain periods (the "Cash Collateral Periods") commenced by delivery of a Cash Collateral Period Notice (hereinafter defined) and terminated by delivery of a Cash Collateral Period Termination Notice (hereinafter defined), the Trustee shall have the right to cause the funds in the Construction Accounts to be transferred and/or otherwise handled as directed by the Trustee.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for ten dollars ($10.00) and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.1 Construction Disbursement Account. The Construction Disbursement Account is designated as follows:

             Name: River Rock Entertainment Authority, an unincorporated instrumentality of The Dry Creek Rancheria Band of Pomo Indians of California

             Account No.: 743811001

The Trustee shall have the option to change the name of such account in its sole discretion by giving notice to the Authority and the Clearing Bank.

         1.2 Dugan Property Improvements Account. The Dugan Property Improvements Account is designated as follows:

             Name: River Rock Entertainment Authority, an unincorporated instrumentality of The Dry Creek Rancheria Band of Pomo Indians of California

             Account No.: 743811002

The Trustee shall have the option to change the name of such account in its sole discretion by giving notice to the Authority and the Clearing Bank.

         1.3 Construction Escrow Account. The Construction Escrow Account is designated as follows:

             Name: River Rock Entertainment Authority, an unincorporated instrumentality of The Dry Creek Rancheria Band of Pomo Indians of California

             Account No.: 743811003

The Trustee shall have the option to change the name of such account in its sole discretion by giving notice to the Authority and the Clearing Bank.

         2. Control of Construction Accounts. Subject to the Authority's limited rights of withdrawal as specified in Paragraph 6, below, the Construction Accounts are under the sole dominion, control and discretion of the Trustee. The Construction Accounts have been assigned the federal tax identification number of the Authority, which number is 68-0490898. The Clearing Bank shall not commingle amounts on deposit in the Construction Accounts with any other amounts held by the Clearing Bank on behalf of the Trustee, the Authority or any other person or entity.

         3. Deposits of Proceeds. From and after the date hereof, $64,600,000 of the Proceeds shall be deposited in the Construction Disbursement Account, $5,000,000 of the Proceeds shall be deposited in the Dugan Property Improvements Account and $10,000,000 of the Proceeds shall be deposited in the Construction Escrow Account.

         4. Transfer of Funds. The Authority hereby irrevocably instructs and authorizes the Clearing Bank upon and following written direction from the Trustee (as amended from time to time by the Trustee, the "Cash Collateral Period Notice") to disburse via the ACH System, if available, or otherwise by wire transfer, to a bank and account as shall be designated by the Trustee, all amounts constituting available funds on deposit in the Construction Accounts. The then existing Cash Collateral Period Notice shall remain effective until revoked or modified from time to time by the Trustee. The Trustee retains the right to provide additional or different directions in the Cash Collateral Period Notice, including but not limited to amendments thereof. If transferring such amounts by the ACH System and if required by the Clearing Bank, each such transfer shall be initiated by the Trustee. If the Clearing Bank provides electronic data transfer services, the Clearing Bank shall provide the Trustee access to the Clearing Bank's electronic data transfer system for purposes of effecting such transfers. At any time that funds may not be transferred as described above in this paragraph, the Clearing Bank shall transfer amounts by wire transfer of immediately available funds.

         5. Reporting Requirements. Following the Clearing Bank's receipt of the Cash Collateral Period Notice, the Clearing Bank shall send a credit advice to the Authority, which credit advice shall specify the amount in the Construction Accounts on such date. The Clearing Bank shall also send a monthly report to the Authority which monthly report shall specify the credits and changes to the Construction Accounts for the previous calendar month and shall immediately establish the Trustee as user of the Clearing Bank's electronic data transfer system in accordance with the Clearing Bank's standard procedures. Upon request of the Trustee, (a) the Clearing Bank shall send to the Trustee either (x) copies of any daily and/or monthly credit advices and any other advices or reports furnished by the Clearing Bank to the Authority hereunder or (y) information on balances in the Construction Accounts, the aggregate amount of withdrawals from the Construction Accounts and other similar information via the electronic data transfer system on a daily basis, and (b) the Clearing Bank shall advise the Trustee of the amount of funds in the Construction Accounts available for withdrawal and shall deliver to the Trustee copies of all statements and other information concerning the Construction Accounts as the Trustee shall reasonably request from time to time.

         6. Control of Funds in Construction Accounts. The Authority hereby notifies the Clearing Bank, and the Clearing Bank acknowledges, that, in accordance with the Cash Collateral Agreement and the Pledge and Security Agreement and in reliance on the UCC and the Tribal UCC, (a) all amounts held in the Construction Accounts by the Clearing Bank from time to time have been irrevocably pledged, transferred and assigned to the Trustee as additional security for the Senior Notes, (b) the Trustee has a first security interest therein and a first lien thereon, and (c) without limiting the foregoing, the Trustee has all of the remedies of a secured party under the UCC, including without limitation the right and power to take immediate and exclusive possession of the Construction Accounts and to direct the disposition thereof, without any additional consent or authorization of the Authority. Prior to the Clearing Bank's receipt of a Cash Collateral Period Notice and again following receipt by the Clearing Bank from the Trustee of written notice from the Trustee that the Cash Collateral Period corresponding to the Cash Collateral Period Notice has ended (the "Cash Collateral Period Termination Notice"), the Authority has the right to make withdrawals from the Construction Accounts pursuant to the Cash Collateral Agreement. Effective immediately following the Clearing Bank's receipt from time to time of a Cash Collateral Period Notice (until the Clearing Bank receives a Cash Collateral Period Termination Notice, which the Trustee shall deliver in a timely manner after the conditions for such delivery shall have been satisfied), (x) the Authority irrevocably waives all rights of withdrawal from the Construction Accounts and (y) the Clearing Bank is hereby irrevocably authorized and directed, without any additional consent or authorization of the Authority, to deliver all sums in the Construction Accounts and/or as shall thereafter be placed therein, as directed by the Trustee or otherwise handle same, upon and in accordance with the Trustee's instructions as provided herein and/or in subsequent instructions from the Trustee, and to otherwise follow the Trustee's instructions delivered from time to time as to the disposition of the Construction Accounts and such sums. The Clearing Bank agrees to notify the Trustee immediately in the event that any other party makes a claim to or with respect to the Construction Accounts or the amounts therein or earnings thereon.

         7. Permitted Investments.

            7.1 The Clearing Bank and the Authority each covenants for the benefit of the Trustee that funds on deposit in the Construction Accounts shall be insured by the Federal Deposit Insurance Corporation up to $100,000 or other maximum limit under applicable law.

            7.2 Funds in the Construction Accounts shall be invested in cash, Cash Equivalents and/or Permitted Investments. Permitted Investments are described on Exhibit A attached hereto and made a part hereof. Except as otherwise expressly provided herein or as the Trustee otherwise advises the Clearing Bank in writing, all earnings on Permitted Investments shall be for the benefit of the Authority. Any proceeds from a liquidation of a Permitted Investment shall be deposited immediately in the Construction Accounts by the Clearing Bank, but in no event later than one business day following such liquidation.

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

         8. Fees and Costs. To compensate the Clearing Bank for performing the services required hereunder, the Authority hereby agrees to pay all such reasonable fees, costs and expenses as shall be charged by the Clearing Bank in connection with the Clearing Bank's obligations hereunder. Without limiting the foregoing, the Authority shall be liable to the Clearing Bank for the amount of any exchange, collection, processing, transfer, wire, postage or other out-of-pocket expenses incurred by the Clearing Bank, as determined by the Clearing Bank from time to time. During a Cash Collateral Period, the Clearing Bank shall debit the Construction Accounts by the amount of its fees on a monthly basis or shall include its fees in an account analysis statement.

         9. Resignation of Clearing Bank; Termination of Agreement.

            9.1 The Clearing Bank may resign from its obligations under this Agreement at any time after prior written notice of not less than sixty (60) days to the Trustee and the Authority. The Authority shall designate a successor to the Clearing Bank promptly after receipt of notice of resignation by the Clearing Bank, which successor shall be subject to the approval of the Trustee (such approval to be granted or withheld in the Trustee's sole and absolute discretion), and shall cause such designated successor promptly to assume the oblations of the Clearing Bank hereunder. It shall be an Event of Default under the Pledge and Security Agreement and the other documents evidencing, securing or otherwise relating to the Senior Notes, if a successor to the Clearing Bank acceptable to the Trustee shall not have been designated and has not assumed the obligations of the Clearing Bank prior to the effective date of the Clearing Bank's resignation.

            9.2 The Trustee may terminate this Agreement for any reason or no reason whatsoever, at any time upon five (5) days' prior written notice to the other parties hereto. The Trustee shall terminate this Agreement by notice to the Clearing Bank after repayment of the Senior Notes to the Trustee.

            9.3 The Authority may not unilaterally terminate this Agreement or close any of the accounts established hereunder. The Clearing Bank shall not cause or permit any such accounts to be closed unless it has received the prior written approval of the Trustee.

         10. No Right of Offset. The Clearing Bank waives any right to offset any claim against the Authority which it might have against any account maintained hereunder; provided, however, that the Clearing Bank retains the right to (a) charge the Construction Accounts for any of the Clearing Bank's fees provided for herein for which the Authority is responsible as provided above and (b) charge the Construction Accounts for all items deposited in and credited to the Construction Accounts and subsequently returned unpaid or with respect to which the Clearing Bank fails to receive final settlement.

         11. Irrevocability of Instructions. The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that the Trustee may, by written notice to the Clearing Bank, amend the instructions contained herein.

         12. Governing Effect; Assignment. Matters not covered by this Agreement shall be determined in accordance with the customary procedures of the Clearing Bank, and in the event of a conflict between the terms of this Agreement and the customary procedures of the Clearing Bank, the terms of this Agreement shall govern. The Clearing Bank shall have the right to assign or transfer its rights and obligations hereunder in connection with a merger, consolidation or sale of all or substantially all of the assets of the Clearing Bank, provided that the transferee thereof agrees in writing to be bound by the terms of this Agreement.

         13. Governing Law. Except as otherwise provided in Section 15 of this Agreement, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

         14. Liability of Clearing Bank. The Clearing Bank may rely, and shall be protected in acting, or refraining from acting, upon any notice (including, but not limited to, electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the proper party or parties. The duties and obligations of the Clearing Bank hereunder shall be determined solely by the express provisions of this Agreement. The Clearing Bank shall not be liable except for the performance of its duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Clearing Bank.

         15. Governing Law; Jurisdiction, Governing Law Provisions

             15.1 Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE AUTHORITY, THE TRIBE, AND THE INITIAL PURCHASER AGREE THAT THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING THE EXECUTION OF THIS AGREEMENT, THE LENDING OF MONEY AND THE ISSUANCE OF THE SENIOR NOTES, OCCURRED OUTSIDE THE TRIBE'S RESERVATION, IN THE STATE OF NEW YORK.

             15.2 Waiver of Sovereign Immunity. Each of the Authority and the Tribe unconditionally and irrevocably waives its sovereign immunity, and the sovereign immunity of each subdivision, agency, department, board, committee, commission, instrumentality or entity wholly-owned or wholly-controlled, directly or indirectly, by the Tribe from any suit, action, proceeding or legal process of any nature, and any and all defenses based thereon, with respect to any claim, demand, dispute, action or cause of action related or incidental to this Agreement, the Senior Notes or the Collateral Documents including the offer or sale of the Senior Notes, whether now existing or hereafter arising and whether sounding in tort, contract, or otherwise (collectively "Permitted Claims"). Such waiver extends (i) to permit the interpretation, enforcement and the seeking of legal or equitable relief and remedies (whether through an award or granting of specific performance, injunction, mandamus, damages or otherwise) through judicial proceedings and other legal process as hereinafter provided, and (ii) to permit judicial actions in any of the Applicable Courts (as defined below) to compel, enter judgment upon, enforce, modify or vacate any award or interim injunctive relief related to such arbitration authorized in this Section 15; provided, however, such waiver shall be subject to the following limitations: (a) no Person may seek enforcement or recover any damages as a result of such waiver against any property or rights of the Authority or the Tribe, except as against Gaming Assets and Gaming Assets distributed to the Tribe in contravention of the Indenture; (b) no Person will be entitled to enforce such waiver except the Trustee, holders of the Senior Notes, Persons entitled to be indemnified under this Agreement, and the successors and assigns of the Trustee and such holders and Persons (each, a "Permitted Party"); (c) no Person shall be entitled to assert a claim because of such waiver except a Permitted Claim; (d) claims permitted by such waiver may be brought only in the Applicable Courts or in arbitration proceedings as described below; and (e) all Permitted Claims shall be interpreted and subject to the internal law of the State of New York.

             15.3 Waiver of Tribal Court. Each of the Authority and the Tribe unconditionally and irrevocably waives the jurisdiction and right of any tribal court or forum, now or hereafter existing or created, to hear or resolve any Permitted Claim. Each of the Authority and the Tribe unconditionally and irrevocably waives the application of any rule or doctrine relating to the exhaustion of tribal remedies, abstention or comity that might otherwise require or permit a Permitted Claim to be heard or resolved (either initially or finally) in a tribal court or other tribal forum.

             15.4 Jurisdiction. Each of the Authority and the Tribe irrevocably consents to arbitration as described below and for the resolution and enforcement of Permitted Claims and actions permitted by the waivers described above, to the following courts (the "Applicable Courts"); (a) the United States District Court for the Southern District of New York and all courts to which any appeal therefrom may be available; (b) any court of the State of New York and all courts to which any appeal therefrom may be available; and (c) any court or other forum of the Tribe (to the extent that a Permitted Party has commenced or consented to an action in such court or forum).

             15.5 Arbitration. At the election of the Trustee, any Permitted Claims must be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA"), as modified by this Agreement. An arbitration proceeding may be commenced only by the Trustee, or to the extent remedies may be enforced directly by a holder of notes, by the holder upon the filing with the AAA of a Statement of Claim (within the meaning of the AAA rules) and serving a copy thereof on the Authority and the Tribe. A single arbitrator shall hear the Permitted Claim, and shall be selected in accordance with the rules of the AAA. No person shall be eligible to serve as an arbitrator if the person is related to, affiliated with or has represented in a legal capacity any party to the arbitration proceeding or any party to this Agreement. The arbitrator shall be an attorney admitted to practice and in good standing before the highest court of a state, who is experienced in advising clients in connection with commercial borrowings or the issuance of debt securities. Any party shall be permitted to engage in any discovery permitted under the rules of the AAA. However, all discovery shall be completed within 90 days following the initial filing of the Statement of Claim. The hearing on the arbitration must be held in the City of Los Angeles, California, and commence and be completed no more than 30 days after the close of discovery, and the arbitrator shall render an award in writing within 30 days of the completion of the hearing, which shall contain findings of facts and conclusions of law. Any arbitrator appointed hereunder may award interim injunctive relief before the final arbitration award. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator.

             15.6 Service of Process. Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any proper court.

             15.7 Non-Impairment. Neither the Authority nor the Tribe nor any of their Affiliates will: (a) adopt, enact, promulgate or otherwise place into effect any law or legal requirement that impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of another party hereunder or their successors and assigns (it being understood and agreed that any such law or legal requirement that is adopted, enacted, promulgated or otherwise placed into effect without the prior written consent of any affected party, successor or assign shall be void and of no effect); or (b) demand, impose or receive any tax, charge, assessment, fee or other imposition or impose any regulatory or licensing requirement against a party, their successors or assigns, except in connection with licensing required by the Compact entered into between the Tribe and the State of California, as amended from time to time.

             15.8 IGRA Savings Provisions. It is not the intent of the parties hereto that this Agreement, whether considered alone, or together with any other one or more documents, constitute a management contract within the meaning of IGRA. Accordingly, to the extent any reasonable basis exists therefore, each and every provision hereof shall be interpreted in a manner that does not cause this Agreement to constitute a management contract, whether considered alone, or together with any other one or more documents. In no event shall any provision of this Agreement be applied, or deemed in effect or enforceable, to the extent such provision allows any action or influence by the Trustee or any other person that constitutes management of gaming in violation of IGRA. Notwithstanding any other provision herein, if any term or condition herein should cause this Agreement, alone, or together with any one or more other documents, to constitute a management contract within the meaning of IGRA, such provision shall be null and void without any further force and effect, with all other provisions not similarly null and void remaining in full force and effect. This Section shall survive as an agreement separate and apart from the remainder of this Agreement in the event of any determination that any provision of this Agreement causes the Agreement to constitute a management contract within the meaning of IGRA.

         16. Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received, regardless of when and whether received, either: (a) on the day of hand delivery; or (b) on the day sent, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested; or by facsimile transmission, in each case, addressed as follows:

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

        To the Clearing Bank:

        U.S. Bank National Association
        60 Livingston Avenue
        St. Paul, Minnesota 55107-3913
        Attn: Corporate Trust Department
        Telephone: (651) 495-3913
        Facsimile: (651) 495-8097

        To the Trustee:

        U.S. Bank National Association
        60 Livingston Avenue
        St. Paul, Minnesota 55107-3913
        Attn: Corporate Trust Department
        Telephone: (651) 495-3913
        Facsimile: (651) 495-8097
        To the Authority and the Tribe:

        River Rock Entertainment Authority
        3250 Highway 128 East
        Geyserville, California  95441
        Attn:  Chairperson
        Telephone: (707) 857-2777
        Fax:  (707) 857-2726

or at such other address as the specified entity most recently may have designated in writing in accordance with this Section 16 to the others.

         17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument for the same effect as if all parties hereto signed the same signature page. A facsimile signature shall have the same force and effect as an original.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.


U.S. BANK NATIONAL ASSOCIATION, as Trustee


By:      /s/ Frank Leslie
         -----------------------------------
         Name: Frank Leslie
         Title: Vice President


RIVER ROCK ENTERTAINMENT AUTHORITY


By:      /s/ Elizabeth Elgin DeRouen
         -----------------------------------
         Name: Elizabeth DeRouen
         Title: Chairperson


THE DRY CREEK RANCHERIA BAND OF POMO INDIANS (solely with respect to its obligations under Section 15)


By:      /s/ Elizabeth Elgin DeRouen
         -----------------------------------
         Name: Elizabeth DeRouen
         Title: Chairperson


CLEARING BANK:


U.S. BANK NATIONAL ASSOCIATION


By:  /s/ Frank Leslie
     -----------------------------------
     Name: Frank Leslie
     Title:   Vice President

                                    EXHIBIT A

                              Permitted Investments


         "Permitted Investments" means:

                  (1) any Investment in the Authority;

                  (2) any Investment in Cash Equivalents;

                  (3) any Investment by the Authority in a Person, if as a result of that Investment the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Authority;

                  (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant in the Indenture described under "Repurchase at the Option of Holders -- Asset Sales";

                  (5) payroll advances to employees of the Authority for travel, entertainment and relocation expenses in the ordinary course of business;

                  (6) any Investments in any Persons engaged in the Gaming Business in an aggregate amount of up to $2.5 million;

                  (7) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms; and

                  (8) Investments related to Hedging Obligations, so long as such Hedging Obligations are not used for speculative purposes.

Any capitalized term in this Exhibit A not otherwise defined in the Control Agreement has the meaning ascribed thereto in the Indenture.